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                                                  EXHIBIT 11


                 MBIA INC. AND SUBSIDIARIES

  COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

           (In thousands except per share amounts)

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                                                     Three Months Ended
                                                    -------------------
                                                          March 31
                                                    -------------------
                                                      1994       1993
                                                    --------   --------

Net income                                           $65,741    $72,651


Fully diluted shares:

 Average number of common shares outstanding          41,719     41,900

 Assumed exercise of dilutive stock options              436        557
                                                     -------    -------
                                                      42,155     42,458
                                                     =======    =======
Earnings per share assuming full dilution            $  1.56    $  1.71
                                                     =======    =======
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